Exhibit 10.1
Execution Version

CREDIT AGREEMENT

Dated as of December 20, 2022

among

SOUTH JERSEY INDUSTRIES, INC.
as the Borrower

and

KEYBANK NATIONAL ASSOCIATION,
as a Lender and Administrative Agent

Arranged by:
KEYBANC CAPITAL MARKETS,
as Lead Arranger and Book Runner

i

EXHIBITS

Exhibit A-1	Form of Term Loan Note
Exhibit A-2	[Reserved]
Exhibit B	Form of Notice of Borrowing
Exhibit C	[Reserved]
Exhibit D	Form of Notice of Account Designation
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Compliance Certificate
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J 1-4	Form of U.S. Tax Compliance Certificates
Exhibit K	[Reserved]
Exhibit L	Form of Solvency Certificate

SCHEDULES

Schedule I	Commitment Schedule
Schedule II	Ownership
Schedule III	[Reserved]
Schedule IV	First Mortgage Notes
Schedule V	Liens

CREDIT AGREEMENT

This CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time, this “Agreement”) dated as of December 20, 2022, among SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (“SJI” or the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as lenders (each a “Lender” and collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as administrative agent for the Lenders hereunder (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lenders make term loans to the Borrower in an aggregate principal amount of up to $150,000,000 from time to time on and after the Closing Date; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth in this Agreement, to extend credit under this Agreement as more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to that term in the preamble hereto.

“Administrative Agent Fee Letter” means that certain fee letter dated December 20, 2022, among the Borrower and the Administrative Agent.

“Administrative Agent’s Office” means the office of the Administrative Agent as set forth in Section 9.02.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agent Parties” has the meaning assigned to that term in Section 9.02(d).

“Aggregate Commitments” means the total of the Lenders’ Commitments.  As of the date hereof, the Aggregate Commitments are in the amount of $150,000,000.

“Agreement” has the meaning assigned to that term in the preamble hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and the rules and regulations thereunder.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified in such Lender’s administrative questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means, for the applicable interest rate on Loans made to the Borrower, (i) with respect to SOFR Loans, 1.50% per annum and (ii) with respect to Base Rate Loans, 0.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means KeyBanc Capital Markets in its capacity as lead arranger and book runner, and its successors and assigns.

“Assignment and Assumption” means an Assignment and Assumption executed in accordance with Section 9.09 in the form attached hereto as Exhibit F or any other form approved by the Administrative Agent.

“Authorized Individual” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer or any other authorized person of such Person; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer or other authorized person.  Any document delivered hereunder or under any other Loan Document that is signed by an Authorized Individual of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Borrower and such Authorized Individual shall be conclusively presumed to have acted on behalf of such Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(e)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the Prime Rate; (ii) 1/2 of one percent per annum above the Federal Funds Rate in effect from time to time; (iii) except during any period of time during which a notice delivered to the Borrower under Section 2.12 shall remain in effect, Adjusted Term SOFR for a one month Interest Period on such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus one percent; and (iv) 1.00%.

“Base Rate Loan” means all Loans, or portions thereof, bearing interest based on the Base Rate.

“Base Rate SOFR Determination Day” has the meaning assigned to that term in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(e)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	Daily Simple SOFR; or

(b)
the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)
in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)
in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof), in each case, are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(e) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(e).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of the ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended from time to time, and any regulations promulgated thereunder.

“Change in Control” shall be deemed to occur upon any of the following events on or after the Closing Date: (i) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which therefore was the beneficial owner (as defined in Rule 13d 3 under the Exchange Act) of less than 20% of SJI’s then outstanding common stock either (x) acquires shares of common stock of SJI in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of SJI, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of SJI or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of SJI; or (ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of SJI ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 20, 2022.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, with respect to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial Commitment of each Lender is set out on Schedule I.

“Commitment Fee” has the meaning assigned to that term in Section 2.05(a).

“Commitment Fee Rate” means 0.25% per annum.

“Commitment Percentage” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which are the Aggregate Commitments of all of the Lenders at such time.  The initial Commitment Percentage of each Lender is set out on Schedule I.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19, and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, after consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated Total Capitalization” means the sum, without duplication, of (a) Indebtedness of SJI and its consolidated Subsidiaries plus (b) Mandatorily Convertible Securities of SJI plus (c) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of SJI and its consolidated Subsidiaries appearing on a consolidated balance sheet of SJI and its consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(d), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Convert”, “Conversion” and “Converted” each refers to a conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.13 or the selection of a new, or the renewal of the same, Interest Period for a SOFR Loan pursuant to Section 2.13.

“Covered Party” has the meaning assigned to that term in Section 9.21(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Ratings” means the senior unsecured non-credit enhanced long-term debt ratings of SJI by the relevant Rating Agency.  Notwithstanding anything herein to the contrary, if the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) shall negotiate in good faith to amend the definition of “Debt Ratings” to reflect such changed rating system or such unavailability of ratings, and, pending the effectiveness of any such amendment, the applicable tier shall be determined by reference to the Debt Ratings of SJI most recently in effect prior to such change or cessation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosure Documents” means SJI’s Annual Report on Form 10-K, SJI’s Quarterly Report on Form 10-Q, and any Current Report on Form 8-K filed by SJI, SJG or ETG with the Securities and Exchange Commission or another written report delivered to the Administrative Agent, in any case, prior to the Closing Date.

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Employee Benefit Plan” means, with respect to the Borrower, any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or, in the case of a Pension Plan or a Multiemployer Plan, maintained or contributed to by the Borrower or any current or former ERISA Affiliate thereof.

“Environmental Authority” means any Governmental Authority having jurisdiction over Environmental Requirements.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Environmental Authorities for enforcement, cleanup, removal, response, remedial actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or pursuant to a written agreement with an Environmental Authority, and whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all Applicable Laws, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or any other Governmental Authority, of possible or alleged noncompliance with or liability under any Environmental Requirement, including, without limitation, any complaints, citations, demands or requests from any Environmental Authority for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirement” means any legal requirement relating to the environment and applicable to the Borrower or its properties, including, but not limited to, any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Borrower, any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned to that term in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to that term in Section 8.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to that term in Section 8.11(d).

“ETG” means Elizabethtown Gas Company, a corporation organized under the laws of the State of New Jersey.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by its overall net income (however denominated) or franchise Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Fee Payment Date” means the date the Aggregate Commitments have been terminated and all Obligations have been paid in full.

“First Mortgage Notes” means those First Mortgage Notes identified on Schedule IV attached hereto, and subsequent promissory notes, bonds or other evidences of indebtedness of either SJG or ETG, in each case, secured by first mortgages on property owned by the Borrower or its Subsidiaries.

“Fiscal Year” means the fiscal year of the Borrower for financial reporting purposes ending on or about December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Action” means, with respect to the Borrower, all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, required to be made by the Borrower, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a Material Adverse Effect on the transactions contemplated by this Agreement or any other Loan Document.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any substances or materials (a) which are defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority having authority over the Borrower or the Borrower’s operations, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Action, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or nuclear fuel.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“IIF Acquisition” means the acquisition of all of the outstanding equity interests of the Borrower pursuant to that certain Agreement and Plan of Merger, dated as of February 23, 2022, among NJ Boardwalk Holdings, LLC, Boardwalk Merger Sub, Inc. and the Borrower.

“Illegality Notice” has the meaning assigned to that term in Section 2.15.

“Indebtedness” means, for any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (a) indebtedness for borrowed money of such Person, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business), (d) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (e) obligations of such Person under Hedge Agreements, (f) Reimbursement Obligations (as defined in the Revolving Credit Agreement as in effect on the date hereof) (contingent or otherwise) of such Person in respect of outstanding letters of credit issued under the Revolving Credit Agreement, (g) indebtedness of such Person of the type referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; provided that the amount of such indebtedness will be the lesser of (i) the fair market value of such property as determined by such Person in good faith on the date of determination and (ii) the amount of such indebtedness of other Persons, and (h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.  For the avoidance of doubt and notwithstanding anything to the contrary set forth above: (x) Permitted Commodity Hedging Obligations, Capital Stock (including Capital Stock having a preferred interest) and, solely for the purpose of Section 6.04 and solely to the extent the aggregate principal amount thereof does not exceed 15.0% of Consolidated Total Capitalization, Mandatorily Convertible Securities shall not constitute Indebtedness for purposes of this Agreement and (y) the amount of the obligations of any Person in respect of any Hedge Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in Section 9.05(a).

“Information” has the meaning assigned to that term in Section 9.16.

“Informational Materials” has the meaning assigned to that term in Section 6.03.

“Interest Period” has the meaning assigned to that term in Section 2.10(b).

“ISP 98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“KeyBank” has the meaning assigned to that term in the preamble hereto.

“Lender Party” has the meaning assigned to that term in Section 9.05(c).

“Lenders” has the meaning assigned to that term in the preamble hereto, and, in each case, includes their respective successors and permitted assigns.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Term Loan Notes and any other document evidencing, relating to or securing any Loan and any other document or instrument delivered from time to time in connection with this Agreement or the Term Loan Notes which is identified therein, with the Borrower’s consent, as a Loan Document.

“Loans” means those Base Rate Loans and SOFR Loans made pursuant to Section 2.01.

“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by SJI, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases (other than repayments, prepayments, redemptions or repurchases that are to be settled by the issuance of Capital Stock by SJI or the proceeds of which are concurrently applied to purchase Capital Stock from SJI), in each case prior to at least 91 days after the later of the latest maturity date of the notes under SJI’s Note Purchase Agreement, dated May 27, 2020, and the repayment in full of the such notes and all other amounts due under such agreement.

“Material Adverse Effect” means, with respect to the Borrower, (a) a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its payment and other material obligations under this Agreement or any of the other Loan Documents to which the Borrower is a party or (c) a material adverse effect on the validity or enforceability against the Borrower of this Agreement, any of the other Loan Documents to which the Borrower is a party, or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

 “MNPI” has the meaning assigned to that term in Section 6.03.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a “Multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate thereof is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

 “Notice of Account Designation” has the meaning assigned to that term in Section 2.03(d)(i).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.03(a)(i)(A).

“Notice of Conversion/Continuation” has the meaning assigned to that term in Section 2.13.

“Obligations” means, with respect to the Borrower, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) [reserved], (c) all payment obligations owing by the Borrower to any Lender or the Administrative Agent under any Loan Document, and (d) all other fees and commissions, charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any Subsidiary thereof to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Term Loan Note, or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Term Loan Note, or any of the other Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any of the foregoing that constitute Excluded Taxes.

“Participant” has the meaning assigned to that term in Section 9.09(d).

“Participant Register” has the meaning assigned to that term in Section 9.09(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned to that term in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliate thereof or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliates thereof.

“Periodic Term SOFR Determination Day” has the meaning assigned to that term in the definition of “Term SOFR”.

“Permitted Commodity Hedging Obligations” means obligations of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or any Subsidiary thereof is exposed to in the conduct of its business so long as (a) the management of the Borrower has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes and are not of a speculative nature.

“Permitted Liens” means, with respect to any Person, any of the following:

(a)         Liens (i) created pursuant to the Loan Documents and (ii) in favor of the Swingline Lender (as defined in the Revolving Credit Agreement as in effect on the date hereof) and/or the Issuing Lenders (as defined in the Revolving Credit Agreement as in effect on the date hereof), as applicable, on Cash Collateral (as defined in the Revolving Credit Agreement as in effect on the date hereof) granted pursuant to the Loan Documents (as defined in the Revolving Credit Agreement as in effect on the date hereof);

(b)         Liens in existence on the Closing Date and described on Schedule V hereto, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c)    Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(d)          Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(e)         deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(f)          Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due for a period of more than sixty (60) days, or if more than sixty (60) days overdue, such Liens are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(g)      rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(h)         Liens securing Indebtedness of SJG under the First Mortgage Notes issued pursuant to the SJG First Mortgage Indenture, as may be amended, modified, restated, amended and restated, or renewed from time to time, and subsequent First Mortgage Notes of SJG, so long as before and immediately after the incurrence of such Indebtedness or any amendment, modification, restatement, amendment and restatement or renewal, SJG is in compliance with Section 6.04;

(i)         Liens securing Indebtedness of ETG under or secured by the First Mortgage Notes issued pursuant to the First Mortgage Indenture, dated July 2, 2018, as may be amended, modified, restated, amended and restated, or renewed from time to time, and subsequent First Mortgage Notes of ETG, so long as before and immediately after the incurrence of such Indebtedness or any amendment, modification, restatement, amendment and restatement or renewal, ETG is in compliance with Section 6.04;

(j)          purchase money security interests for the purchase of equipment to be used in such Person’s business, encumbering only the equipment so purchased and the proceeds thereof, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased;

(k)         Liens (i) consisting of judgment or judicial attachment Liens; provided that the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, adequate reserves for the obligations secured by such Liens have been established and enforcement of such Liens have been stayed and (ii) securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds relating to such judgments;

(l)          Liens of (i) a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) any depositary bank or other financial institution in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of such Person or any Subsidiary thereof or arising under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(m)        (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)        any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of such Person or its Subsidiaries or materially detract from the value of the relevant assets of such Person or its Subsidiaries or (ii) secure any Indebtedness;

(o)          Liens on the stock or assets of any Subsidiary of such Person created pursuant to “rate reduction” bonds, for the payment of which legislatively authorized charges are imposed on customers;

(p)         Liens required by any contract or statute in order to permit such Person or any Subsidiary thereof to perform any contract or subcontract made by it with or pursuant to the requirements of a Governmental Authority, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances of credit or the payment of the deferred purchase price of property and which do not in the aggregate impair the use of property in the operation of the business of such Person and its Subsidiaries taken as a whole;

(q)          rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any Applicable Laws, to terminate such right, power, franchise, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of such Person or any of its Subsidiaries;

(r)          Liens on property acquired by such Person or a Subsidiary thereof after the Closing Date existing on such property at the time of acquisition thereof (and not created in anticipation thereof); provided that in any such case no such Lien shall extend to or cover any other property of such Person or any of its Subsidiaries;

(s)        Liens on the property, revenues and/or assets of any Person that exist at the time such Person becomes a Subsidiary (and not created in anticipation of such Person becoming a Subsidiary) and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens; provided that in any such case no such Lien shall extend to or cover any other property of such Person or any of its Subsidiaries;

(t)          Liens in favor of any Governmental Authority granted to secure pollution control or industrial revenue or similar bond financings, which Liens in each financing transaction cover only property the acquisition or construction of which was financed by such financings and property related thereto;

(u)         Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by such Person or any of its Subsidiaries (or any special purpose entity formed by such Person) for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof;

(v)          Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of such Person or any Subsidiary thereof;

(w)         Liens on property or assets of a Subsidiary securing obligations owing to such Person or any Subsidiary;

(x)          Liens securing Hedge Agreements permitted to be incurred under this Agreement;

(y)         Liens incidental to the normal conduct of the business of the Borrower or any Subsidiary or ownership of its property that are not incurred in connection with the incurrence of Indebtedness and that do not in the aggregate materially impair the use of such property in the operation of the business of such Person and its Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(z)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(aa)        Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with respect thereto;

(bb)        Liens (i) on cash advances in favor of the seller of any property to be acquired in an acquisition or investment and (ii) consisting of an agreement to dispose of any property in a disposition permitted under this Agreement; and

(cc)        Liens which would otherwise not be permitted by clauses (a) through (bb) above securing additional Indebtedness of such Person or any Subsidiary thereof; provided that after giving effect thereto the aggregate unpaid principal amount of Indebtedness of such Person and its Subsidiaries secured by Liens permitted by this clause (cc) shall not exceed $50,000,000.

“Permitted Tax Distributions” means, to the extent the Borrower is a pass-thru entity for U.S. federal income tax purposes or a member of a consolidated, combined or unitary tax group for tax purposes, cash dividends or other distributions declared and paid for the sole purpose of funding the payments by the direct or indirect owners of the Borrower of the U.S. federal, state or local Taxes owed with respect to the taxable income for such period of the Borrower and any of its Subsidiaries; reduced in each case by any Taxes directly paid or withheld at the level of the Borrower or any of its Subsidiaries.

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Credit Facilities” means any credit or facility agreement or note purchase agreement of SJI, whether now existing or existing in the future, that provides for senior Indebtedness for borrowed money in an aggregate principal amount outstanding or available for borrowing under such agreement in excess of $50,000,000 or, in the case of any credit or facility agreement, that constitutes the primary bank credit facility or facilities of SJI, in each case, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, including, but not limited to, and notwithstanding the minimum dollar threshold above, the SJI Note Purchase Agreements and the Revolving Credit Agreement.

“Private Lenders” means any Lenders that are not Public Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned to that term in Section 6.03.

“QFC Credit Support” has the meaning assigned to that term in Section 9.21.

“Rating Agency” means S&P, Fitch and/or Moody’s.

“Register” has the meaning assigned to that term in Section 9.09(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means Lenders whose unused Commitments and outstanding Loans in the aggregate total more than 50% of the unused Aggregate Commitments and outstanding Loans; provided that the unused Commitment and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning assigned to that term in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Agreement” means the Five-Year Revolving Credit Agreement, dated as of September 1, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, and any renewals, refinancings, exchanges, refundings or extension thereof), by and among SJI, the lenders party thereto and Wells Fargo Bank, National Association as administrative agent.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means a country, territory or region which is the subject or target of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria and the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, and the Crimea regions of Ukraine).

“Sanctioned Person” means (a) a Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by any such Person or Persons described in clauses (a) through (c).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or the United Kingdom.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary which meets any of the following conditions:

(a)
such Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of such Person and its Subsidiaries as of the end of the most recently completed fiscal quarter;

(b)
such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of such Person and its Subsidiaries as of the end of the most recently completed fiscal quarter; or

(c)
such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of such Person and its Subsidiaries for the most recently completed fiscal quarter.

“SJG” means South Jersey Gas Company, a corporation organized under the laws of the State of New Jersey.

“SJG First Mortgage Indenture” means that certain Supplemental Indenture Amending and Restating the First Mortgage Indenture, dated January 23, 2017, as may be amended, modified, restated, amended and restated, renewed or supplemented from time to time.

“SJI” has the meaning assigned to that term in the preamble hereto.

“SJI Note Purchase Agreements” means, (a) SJI’s Note Purchase Agreement dated June 28, 2012, (b) SJI’s Note Purchase Agreement dated August 16, 2017, (c) SJI’s Note Purchase Agreement dated April 25, 2018 and (d) SJI’s Note Purchase Agreement, dated May 27, 2020, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time, and any renewals, refinancings, exchanges, refundings or extension thereof.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day as administered by the Term SOFR Administrator.

“SOFR Loan” means all Loans, or portions thereof, bearing interest based on Adjusted Term SOFR (other than a Base Rate Loan for which interest is determined by reference to Adjusted Term SOFR).

“Solvency Certificate” means a certificate substantially in the form of Exhibit L.

“Solvent” means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Specified Representations” means, the representations set forth in Section 5.01(a), Section 5.01(b), Section 5.01(d), Section 5.01(i), Section 5.01(k), Section 5.01(o) and Section 5.01(v).

“Stated Termination Date” means March 20, 2023.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries).  In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Subsidiary Guaranty” has the meaning assigned to that term in Section 6.01(s).

“Supported QFC” has the meaning assigned to that term in Section 9.21.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Notes” means the promissory notes of the Borrower in favor of each Lender evidencing the Loans made to the Borrower and substantially in the form of Exhibit A-1.

“Term SOFR” means,

(a)
for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)
for any calculation with respect to Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” means a percentage per annum as set forth below for the applicable Type of Loan and (if applicable) Interest Period therefor:

Base Rate Loans: 0.10%

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion) as administrator of the forward-looking Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest of (a) the Stated Termination Date, (b) the date on which the IIF Acquisition is consummated and (c) the date on which the Loans become due and payable pursuant to Section 7.02(a).

“Termination Event” means, with respect to the Borrower, except for any such event or condition that would not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate thereof from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430 of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate thereof from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Type” means a type of Loan, being either a SOFR Loan or a Base Rate Loan, as applicable.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 600.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to that term in Section 9.21.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.17(f)(ii)(B)(3).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02          Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”.

SECTION 1.03           Accounting Terms and Determinations.

(a)         All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.03, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein: (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by FASB on February 25, 2016 of an Accounting Standards Update shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with such Accounting Standards Update (on a prospective or retroactive basis or otherwise) to be treated as capital leases in the financial statements to be delivered pursuant to the Loan Documents.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)        Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(c)         Unless otherwise expressly provided herein, (i) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.04           Terminology.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, and (j) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.05           Use of Defined Terms.  All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.06         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interest at such time.

SECTION 1.07          Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
LOANS

SECTION 2.01           Loans.

(a)       Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make its Commitment Percentage of Loans in Dollars to the Borrower from time to time, but not including, the Termination Date, as requested by the Borrower in accordance with the terms of Sections 2.03(a)(i); provided that (x) the initial borrowing shall be made on the Closing Date and shall be in an aggregate amount not less than $100,000,000 and (y) there shall be no more than two borrowings during the term of this Agreement; provided further that after giving effect to any amount requested and the application of the proceeds thereof (i) the Loans made by any Lender shall not exceed such Lender’s Commitment at the time of such Loan and (ii) the Loans made to the Borrower on the occasion of any borrowing shall not exceed the Aggregate Commitments.  Each Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage multiplied by the aggregate principal amount of Loans requested on such occasion.  Amounts repaid in respect of Loans may not be reborrowed.

(b)        [reserved.]

(c)        Loans shall be disbursed in accordance with Section 2.03(d)(i).

SECTION 2.02           [Reserved].

SECTION 2.03           Procedure for Advances of Loans.

(a)          Requests for Borrowing.

(i)           Loans.

(A)          Base Rate Loans.  By no later than 11:00 a.m. (New York City time) on the Business Day of the Borrower’s request for a borrowing of a Base Rate Loan, the Borrower shall submit to the Administrative Agent a written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”), which such Notice of Borrowing shall set forth (I) the amount requested and (II) the desire to have such Loans accrue interest at the Base Rate.  A Notice of Borrowing received after 11:00 a.m. (New York City time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(B)           SOFR Loans.  By no later than 2:00 p.m. (New York City time) on the third (3rd) U.S. Government Securities Business Day prior to the date of the Borrower’s request for a borrowing of a SOFR Loan, the Borrower shall submit a Notice of Borrowing of a SOFR Loan to the Administrative Agent, which such Notice of Borrowing shall set forth (I) the amount requested, (II) the desire to have such Loans accrue interest at Adjusted Term SOFR and (III) the Interest Period applicable thereto.  A Notice of Borrowing received after 2:00 p.m. (New York City time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(ii)          [Reserved.]

(b)            Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any borrowing that the related Notice of Borrowing specifies is to comprise SOFR Loans, the Borrower shall indemnify the applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Loans, the applicable conditions set forth in Article IV, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender as part of such borrowing.

(c)          Each Loan shall be in an aggregate principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof (except that any such Loan may be in the aggregate amount of the unborrowed Commitments on such date).

(d)          Disbursement of Loans.

(i)          Loans.  Not later than 2:00 p.m. (New York City time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage multiplied by the Loans to be made on such borrowing date.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such borrowing is the initial Loan, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit D hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or such other account as may be designated in writing by the Borrower to the Administrative Agent from time to time.

(ii)         [Reserved.]

SECTION 2.04           [Reserved].

SECTION 2.05           Fees.

(a)         The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to the Final Fee Payment Date, computed at the Commitment Fee Rate on the average daily unused amount of the Commitment of such Lender during the period for which payment is made.  The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Final Fee Payment Date, commencing on the first of such dates to occur after the Closing Date.

(b)          The Borrower hereby agrees to pay such other fees as are specified in the Administrative Agent Fee Letter to be paid by it.

SECTION 2.06          Reduction of Commitments.

(a)          Voluntary.

(i)         Subject to Section 2.07(b) and (ii) upon at least three (3) Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Aggregate Commitments at any time or from time to time; provided that each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 in excess thereof; provided, further, that any such notice may state that it is conditioned upon the effectiveness of any other event (such notice to specify the proposed effective date), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage.

(ii)         [reserved.]

(b)          Mandatory.

(i)          On the Termination Date, the Aggregate Commitments shall automatically and permanently be reduced to zero.

(ii)         Upon the making of any Loan, the Aggregate Commitments shall automatically and permanently be reduced by an amount equal to the principal amount of such Loan.

(c)          [Reserved.]

SECTION 2.07           Prepayment of Loans.

(a)          Voluntary Prepayments.  The Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty upon one (1) Business Days’ prior written notice to the Administrative Agent; provided that (i) SOFR Loans may only be prepaid on three (3) U.S. Government Securities Business Days’ prior written notice to the Administrative Agent and any prepayment of SOFR Loans will be subject to Section 2.12(e), and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $10,000,000; provided, further, that any such notice may state that it is conditioned upon the effectiveness of any other event (such notice to specify the proposed effective date), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied.  Amounts prepaid hereunder shall be applied first to Base Rate Loans until paid in full and second to SOFR Loans, in direct order of Interest Period maturities until paid in full, pro rata among all Lenders based on their Commitment Percentages.

(b)         Repayment of Loans.  On the Termination Date, the Borrower shall pay to the Administrative Agent for the ratable accounts of the Lenders, the outstanding principal amount of all Loans made to it, together with (A) accrued interest to the date of such payment on the principal amount repaid and (B) in the case of prepayments of SOFR Loans, any amount payable to the Lenders pursuant to Section 2.12(e).

SECTION 2.08           [Reserved].

SECTION 2.09           Evidence of Debt; Term Loan Notes.

(a)          Evidence of Debt.  The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal (and stated interest) thereof, shall be recorded by such Lender and by the Administrative Agent on its books; provided that the failure of such Lender or the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Term Loan Note with respect of the Loans to be evidenced by such Term Loan Note, and each such recordation or endorsement shall be conclusive and binding, absent manifest error.  In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the Obligations of the Borrower therein recorded.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)          Term Loan Notes.  The Loans made by the Lenders to the Borrower shall be evidenced, upon request by any Lender, by Term Loan Notes in a principal amount equal to the amount of such Lender’s Commitment Percentage multiplied by the Aggregate Commitments.

SECTION 2.10           Interest Rates.

(a)          Interest Rates.  Subject to the provisions of this Section, at the election of the Borrower, Loans made to the Borrower shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Adjusted Term SOFR plus the Applicable Margin.  The Borrower shall select the Type and Interest Period, if applicable, for any Loan made to it at the time the applicable Notice of Borrowing is given or at the time the applicable Notice of Conversion/Continuation is given pursuant to Section 2.13.  Any Loan or any portion thereof as to which the Borrower has not duly specified a Type as provided herein shall be deemed a Base Rate Loan.

(b)          Interest Periods.  In connection with each SOFR Loan, interest shall accrue on such Loan during the period commencing on the date of such SOFR Loan or the date of the Conversion of any Base Rate Loan into a SOFR Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below (“Interest Period”) and, thereafter, during each subsequent period commencing on the last day of the immediately preceding Interest Period (or such other day as may be selected by the Borrower in accordance with the provisions hereof) and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, three or six months, as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.03(a)(i)(B); provided, however, that:

(i)          the Borrower may not select any Interest Period with respect to any Loan that ends after the Termination Date, and in no event shall an Interest Period of any Loan extend beyond the Termination Date;

(ii)         whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii)       any Interest Period for a SOFR Loan which begins on the last U.S. Government Securities Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iv)         no more than two (2) Interest Periods may be in effect for the Borrower at any time.

(c)         Default Rate.  Subject to Section 7.02, immediately upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) with respect to the Borrower, (i) any overdue principal of outstanding SOFR Loans made to the Borrower shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such SOFR Loans and (ii) any overdue principal of outstanding Base Rate Loans made to the Borrower and other overdue Obligations of the Borrower arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations of the Borrower after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)         Interest Payment and Computation.  (i) Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing on the last Business Day of the first calendar quarter to occur after the Closing Date ; and (ii) interest on each SOFR Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided, however, that accrued interest on any SOFR Loan shall be payable in arrears on the date the outstanding principal of such SOFR Loan is repaid or any date such SOFR Loan is Converted to a Base Rate Loan.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)          Payments.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. (New York City time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (New York City time) on such day shall be deemed a payment on such date for the purposes of Section 7.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment based on its Commitment Percentage (or other applicable share as provided herein), and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 2.12(e), 2.14, 2.17, 9.05 or 9.07 shall be paid to the Administrative Agent for the account of the applicable Lender.  If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(f)          Maximum Rate.  In no contingency or event whatsoever shall the aggregate amount of all amounts deemed interest hereunder or under any of the Term Loan Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Term Loan Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 2.11            [Reserved].

SECTION 2.12            Interest Rate Determination; Changed Circumstances.

(a)          Interest Rate Determination.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.10.

(b)         Automatic Conversion.  If the Borrower shall fail to (i) select the duration of any Interest Period for any SOFR Loans requested by the Borrower in accordance with the provisions of Section 2.10(b), (ii) provide a Notice of Conversion/Continuation with respect to any SOFR Loans made to the Borrower on or prior to 12:00 p.m., New York City time, on the third (3rd) U.S. Government Securities Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of SOFR Loans or (iii) satisfy the conditions set forth in Section 2.13 with respect to a Conversion, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such SOFR Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(c)          Inability to Determine Rates.  Subject to clause (e) below, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)          the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or,

(ii)         the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19.  Subject to Section 2.12(e), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(d)          [Reserved]

(e)          Benchmark Replacement Setting.

(i)          Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.12(e)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)       Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)        Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(e)(iv) below and (D) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(e).

(iv)        Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)         Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)          Indemnity.  The Borrower hereby indemnifies each of the Lenders against any actual loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating, redeploying or employing deposits or other funds acquired to effect, fund or maintain any Loan, or from any fees payable, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan made to the Borrower, (ii) due to any failure of the Borrower to borrow, continue or Convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation delivered by the Borrower or (iii) due to any payment, prepayment or conversion of any SOFR Loan made to the Borrower on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct absent manifest error.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 2.13          Voluntary Conversion of Loans.  The Borrower may on any Business Day, by delivering an irrevocable Notice of Conversion/Continuation (a “Notice of Conversion/Continuation”) in the form of Exhibit E hereto to the Administrative Agent not later than 12:00 p.m., New York City time, on the third (3rd) Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.10, 2.15 and 4.02 Convert all Loans of one Type made simultaneously to the Borrower into Loans of the other Type; provided that any Conversion of any SOFR Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such SOFR Loans.

SECTION 2.14           Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;

(ii)        subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or participation therein; and the result of the foregoing shall be in the aggregate to increase the cost to such Lender of making, converting into or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to any such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation unless such Lender is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(b)          Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(c)          Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15   Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or promptly (and in any event within one Business Day), if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.

SECTION 2.16           Nature of Obligations of Lenders Regarding Loans; Pro Rata Treatment; Assumption by the Administrative Agent.

(a)          The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several.  Except to the extent otherwise provided herein, (i) each Loan shall be made from the Lenders and each termination or reduction of the Aggregate Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the Commitment Percentage of each Lender, (ii) each payment or prepayment of principal of outstanding Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by them; and (iii) each payment of interest on outstanding Loans by the Borrower shall be made for the account of the Lenders pro rata according to the amounts of interest on such Loans then due and payable to the respective Lenders.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate (or, if such amount is not made available for a period of three (3) Business Days after the borrowing date, the Base Rate) during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.16 shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to the Loan hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 2.17           Taxes; Foreign Lenders.

(a)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the Administrative Agent shall be required by Applicable Law (as determined in good faith by the Administrative Agent) to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, and (ii) the Borrower or the Administrative Agent, as the case may be, shall make such deductions or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b)          Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)          Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by, or required to be withheld or deducted from a payment to, the Administrative Agent and such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.09 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)        Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing:

(A)           Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed copies of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c) (3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W- 8BEN-E; or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly after the receipt of such refund pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is finally required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(h)          Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Aggregate Commitments.

(i)        Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

(j)           Defined Terms.  For purposes of this Section 2.17, the term “Applicable Law” includes FATCA.

SECTION 2.18            [Reserved].

SECTION 2.19            [Reserved].

SECTION 2.20            [Reserved].

SECTION 2.21            Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Applicable Lending Office.  If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or a Non-Consenting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.09, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment provided that such Lender is not a Defaulting Lender at the time of such assignment)); provided that:

(i)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.09;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12(e) as if such assignment was a payment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)         such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
[RESERVED]

ARTICLE IV
CONDITIONS PRECEDENT

SECTION 4.01           Conditions Precedent to Execution and Delivery of this Agreement. The obligations of the Lenders to execute and deliver this Agreement and to make Loans on the Closing Date is subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date, the following, each dated such date, in form and substance reasonably satisfactory to the Administrative Agent:

(a)          Agreement.  The Administrative Agent shall have received counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent and the Lenders.

(b)         Secretary’s Certificate.  The Administrative Agent shall have received (i) a certificate of an Authorized Individual of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (B) that attached thereto is a true and complete copy of the by-laws of the Borrower, in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions or consents (or similar corporate authorizations), as applicable, duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the organizational documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing attached thereto, (E) as to the incumbency and specimen signature of each Authorized Individual of the Borrower authorized to execute this Agreement and any other document delivered in connection herewith on its behalf and (F) that attached thereto is a true and complete copy of all Governmental Actions, if any, required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents; and (ii) a certificate of another Authorized Individual as to the incumbency and specimen signature of such Authorized Individual executing the certificate pursuant to (A) above.

(c)         Officer’s Certificate.  The Administrative Agent shall have received a certificate from the Borrower, executed on its behalf by the chief executive officer, chief financial officer or another Authorized Individual of the Borrower in form reasonably satisfactory to the Administrative Agent, certifying that (i) as of the Closing Date, all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects (except for representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (ii) as of the Closing Date, immediately after giving effect to the transactions contemplated by this Agreement to be consummated on the Closing Date, no Default or Event of Default has occurred and is continuing and (iii) each of the conditions precedent set forth in this Section 4.01 (assuming satisfaction of Administrative Agent, the Arranger and the Lenders, where not advised otherwise prior to the delivery of such certificate) has been satisfied.

(d)          Financial Statements.  Receipt by the Administrative Agent of the Disclosure Documents and the financial statement described in Section 5.01(f).

(e)           Fees.  All fees and expenses required to be paid on the Closing Date, in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date shall have been paid.

(f)         Legal Opinion.  The Administrative Agent shall have received an opinion of Cozen O’Connor, as counsel to the Borrower, dated the Closing Date, as to such customary matters as the Arranger may reasonably request, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(g)          Representations and Warranties.  The Specified Representations shall be true and correct in all material respects (or with respect to such representations qualified by materiality standards, in all respects).

(h)          Patriot Act, etc.

(i)          The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), all documentation and other information with respect to the Borrower required by regulatory authorities under applicable “know your customer”, “anti-money laundering” and “terrorist financing” policies, requirements, rules and regulations, including, without limitation, the Patriot Act.

(ii)         If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to it, at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date).

(i)           Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate by the Borrower substantially in the form of Exhibit L.

(j)           Borrowing Notice.  To the extent a Loan is to be made on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing signed by an Authorized Individual of the Borrower, dated as of the Closing Date.

SECTION 4.02     Conditions Precedent to Additional Loans.

The obligation of the Lenders to make Loans after the Closing Date shall be subject to the further conditions precedent that on the date of such Loan:

(a)          Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing signed by an Authorized Individual of the Borrower, dated such date, stating that:

(i)         The representations and warranties of the Borrower contained in Section 5.01 (other than the representations and warranties set forth in clauses (e) and (f) thereof) of this Agreement, are true and correct in all material respects (except for representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of the making of such Loan as though made, issued or extended, as applicable, on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects (except for representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date), both before and after giving effect to such Loan and to the application of the proceeds thereof; and

(ii)         No event has occurred and is continuing, or would result from the making of such Loan or the application of the proceeds thereof, as the case may be, which constitutes a Default or an Event of Default.

(b)         Notice of Account Designation.  The Administrative Agent shall have received a Notice of Account Designation from the Borrower specifying the account or accounts to which the proceeds of any Loans that are made to the Borrower under this Agreement are to be disbursed.

Unless the Borrower shall have previously advised the Administrative Agent in writing that one or more of the statements contained in clauses (a)(i) and (a)(ii) above are not true and correct, the Borrower shall be deemed to have represented and warranted that, on the date of such Loan the above statements are true.

SECTION 4.03           Reliance on Certificates.

Each of the Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form reasonably acceptable to the Administrative Agent, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on its behalf.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.01           Representations and Warranties.  As of the Closing Date, the Borrower hereby represents and warrants as follows:

(a)          The Borrower and each of its Significant Subsidiaries is (i) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and (ii) duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except in the case of this clause (ii) where such failure would not result in a Material Adverse Effect.  The Borrower and each of its Significant Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)         The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not (i) violate the Borrower’s certificate of incorporation, (ii) violate any law, rule or regulation applicable to the Borrower or (iii) violate or constitute a default under any contractual or legal restriction binding on or affecting the Borrower, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower, except Permitted Liens.

(c)          No Governmental Action is required for the execution or delivery by the Borrower of this Agreement or any other Loan Document to which it is a party or for the performance by the Borrower of its obligations under this Agreement or any other Loan Document to which it is a party other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Borrower, threatened (in writing) appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.

(d)          This Agreement and each Loan Document to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.

(e)          Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened (in writing) action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that would reasonably be expected to result in a Material Adverse Effect.

(f)         The audited consolidated balance sheet of the Borrower and its Subsidiaries, as of December 31, 2021, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as of September 30, 2022, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal quarter then ended, copies of each of which have been furnished to the Administrative Agent and each Lender fairly present (subject, in the case of such balance sheets and related statements of income and cash flows for the fiscal quarter ended September 30, 2022, to year-end adjustments) in all material respects the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, subject to the absence of footnotes and to normal year-end audit adjustments.  Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(g)          [Reserved].

(h)          The making of Loans for the account of the Borrower and the use of the proceeds thereof will comply with all provisions of Applicable Law in all material respects.

(i)           Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(j)           [Reserved].

(k)         Neither the Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any drawing on any Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(l)

(i)          The Borrower and each ERISA Affiliate thereof are in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination, opinion or advisory letter issued by the Internal Revenue Service, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code.  No liability has been incurred by the Borrower or any ERISA Affiliate thereof which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not reasonably be expected to have a Material Adverse Effect;

(ii)         Except where failure of any of the following representations to be correct would not reasonably be expected to have a Material Adverse Effect, no Pension Plan has been terminated, nor has any unpaid minimum required contributions (as defined in Section 430 of the Code) (without regard to any waiver granted under Section 430 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate thereof failed to make any contributions or to pay any amounts due and owing as required by Section 430 of the Code, Section 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 430 of the Code or Section 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iii)       Except where the failure of any of the following representations to be correct would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate thereof has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, or (C) failed to make a required contribution or payment to a Multiemployer Plan;

(iv)        No Termination Event has occurred or is reasonably expected to occur;

(v)         Except where the failure of any of the following representations to be correct would not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate thereof, (B) Pension Plan or (C) Multiemployer Plan;

(vi)                The Borrower represents that it is not (1) an employee benefit plan subject to ERISA, (2) a plan or account subject to Section 4975 of the Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (4) a “governmental plan” within the meaning of ERISA;

(m)        The Borrower and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all Taxes shown thereon to be due, including interest and penalties, except (i) to the extent that the Borrower or any such Subsidiary is diligently contesting any such Taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established or (ii) where the failure to pay such Taxes or file such return would not reasonably be expected to result in a Material Adverse Effect.

(n)         No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any material agreement or contract, judgment, decree or order by which the Borrower or any of its respective properties may be bound or which would require the Borrower or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor, where such default would reasonably be expected to result in a Material Adverse Effect.

(o)          As of the Closing Date, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

(p)         As of the Closing Date, the capitalization of the Borrower and each Significant Subsidiary of the Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule II hereto.  All such outstanding Capital Stock has been duly authorized and validly issued and are fully paid and nonassessable.  Except as publicly disclosed prior to the Closing Date or as disclosed in the Acquisition Agreement, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of the Borrower or any Subsidiary of the Borrower or are otherwise exercisable by any Person.

(q)         The Borrower and each of its Subsidiaries has good and marketable title to all material assets and other property purported to be owned by it.

(r)           None of the properties or assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens.

(s)          No financial statement, material report, or other material written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, information of a general economic or industry specific nature, estimated financial information and other projected, forward looking or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections, and such variation may be material).

(t)          [Reserved].

(u)          [Reserved].

(v)         None of the Borrower, any Subsidiary, or any other Affiliate thereof: (i) is a Sanctioned Person or (ii) has, to the knowledge of the Borrower or any Subsidiary, in the previous five years, taken any action, directly or knowingly indirectly, that has resulted in a violation by such Persons of any Anti-Corruption Laws or Sanctions.

(w)        Except as disclosed in the Disclosure Documents, to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect:

(i)          all properties now or in the past owned, leased or operated by the Borrower and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii)         to the knowledge of the Borrower and its Subsidiaries, the Borrower and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii)       neither the Borrower nor any Subsidiary thereof has received any written or verbal notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)        to the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been disposed of, on or transported to or from the properties now or in the past owned, leased or operated by the Borrower or any Subsidiary thereof in violation of, or in a manner or to a location that could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(v)                no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary thereof or such properties or such operations; and

(vi)        there has been no Environmental Release of Hazardous Materials, or to the Borrower’s knowledge, any threatened Environmental Release of Hazardous Materials, at or from properties owned, leased or operated by the Borrower or any Subsidiary thereof, now or in the past, in violation of, or in amounts or in a manner that could give rise to liability under, Environmental Laws.

(x)          The Borrower is not an Affected Financial Institution.

ARTICLE VI
COVENANTS OF THE BORROWER

SECTION 6.01           Affirmative Covenants.

Until the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Aggregate Commitments terminated, the Borrower covenants and agrees that the Borrower will, and will cause each of its Subsidiaries to:

(a)         Preservation of Existence, Etc.  Preserve and maintain its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except as permitted by Section 6.02 or where failure to do so does not result in, or would not reasonably be expected to have, a Material Adverse Effect.

(b)          Maintenance of Properties, Etc.  Maintain good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate all such properties in good working order and condition (ordinary wear and tear and casualty excepted), except where such failure would not result in a Material Adverse Effect.

(c)         Ownership.  (i) With respect to SJI, continue to own, directly or indirectly, at all times 100% of the Capital Stock having voting rights of SJG and ETG and (ii) with respect to each of SJG and ETG, cause SJI to continue to own, directly or indirectly, at all times 100% of the Capital Stock having voting rights of SJG and ETG.

(d)          Compliance with Material Contractual Obligations, Laws, Etc.  Comply with the requirements of all material contractual obligations and all Applicable Laws, such compliance to include paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, in each case, except to the extent the failure to comply with which would not reasonably be expected to result in a Material Adverse Effect.

(e)          Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in the same or similar businesses and similarly situated.

(f)          Visitation Rights; Keeping of Books.

(i)         At any reasonable time and from time to time, upon reasonable advance notice, permit the Administrative Agent (and KeyBank National Association so long as such Person is a Lender with a Commitment Percentage no less than such Person’s Commitment Percentage as of the Closing Date) or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants; provided that (1) any such visits or inspections shall be subject to such conditions as the Borrower shall deem necessary based on reasonable considerations of safety, security and confidentiality, (2) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section (except to the extent that KeyBank National Association may exercise rights under this Section in its capacity as a Lender) and (3) other than with respect to such visits and inspections during the continuation of a Default or an Event of Default, only one such visit and inspection shall be permitted during any calendar year; and provided, further, that neither the Borrower nor any Subsidiary shall be required to disclose to, or permit the inspection, examination or making copies or abstracts by, or discuss with, any Person any information, document or other matter with respect to which any of the foregoing actions is prohibited by applicable law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Borrower provides the Administrative Agent with notice that information is being withheld due to the existence of a confidentiality obligation.

(ii)         Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of the Borrower in accordance with GAAP, consistent with the procedures applied in the preparation of the financial statements referred to in Section 5.01(f) hereof.

(g)          [Reserved].

(h)          Use of Proceeds.  Use the proceeds of the facility created by this Agreement solely for (i) the repayment of certain existing Indebtedness of Borrower and (ii) working capital and other general corporate purposes.

(i)           [Reserved].

(j)           [Reserved].

(k)          [Reserved].

(l)           [Reserved].

(m)        Compliance with Sanctions and Anti-Corruption Laws.  Comply with any applicable obligations under any Sanctions and Anti-Corruption Laws and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  In the event that the Borrower becomes aware that it is not in compliance in any material respect with any applicable Sanctions or Anti-Corruption Laws, the Borrower shall notify the Administrative Agent and diligently take all actions required thereunder to become compliant.

(n)         Further Assurances.  At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that the Required Lenders through the Administrative Agent may reasonably request, to enable the Lenders and the Administrative Agent to enforce the terms and provisions of this Agreement and the Loan Documents and to exercise their rights and remedies hereunder.  In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Actions required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not result in a Material Adverse Effect.

(o)         Compliance with ERISA. (i) Except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (w) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans of the Borrower, (x) not take any action or fail to take action the result of which would reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (y) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code and (z) operate each Employee Benefit Plan of the Borrower in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (ii) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan of the Borrower as may be reasonably requested by the Administrative Agent.

(p)        Environmental Notices.  The Borrower shall furnish to the Administrative Agent, on behalf of the Lenders prompt written notice of all Environmental Liabilities, pending or threatened (in writing) Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting its properties or, to the extent the Borrower has actual notice thereof, any adjacent property, and all facts, events or conditions that could lead to any of the foregoing; provided that the Borrower shall not be required to give such notice unless it reasonably believes that any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Borrower.

(q)         Environmental Matters.  Except where it would not reasonably be expected to have a Material Adverse Effect with respect to the Borrower, the Borrower will not use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from its properties any Hazardous Materials other than as disclosed to the Lenders in writing at or prior to the Closing Date except for (i) Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in material compliance with all applicable Environmental Requirements or (ii) other Hazardous Materials the unlawful handling, discharge or disposal of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Borrower.

(r)          Environmental Release.  Upon becoming aware of the occurrence of an Environmental Release that could reasonably be expected to have a Material Adverse Effect with respect to the Borrower, the Borrower will promptly investigate the extent of, and comply in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the noncompliance with which would not have a Material Adverse Effect with respect to the Borrower.

(s)         Subsidiary Guarantors.  With respect to the Borrower, cause any Subsidiary that (i) at any time is a party to any Principal Credit Facility or (ii) guarantees Indebtedness in respect of any Principal Credit Facility, to enter into a subsidiary guaranty agreement reasonably acceptable to the Required Lenders providing for a guaranty of the Obligations of the Borrower under this Agreement and the other Loan Documents (a “Subsidiary Guaranty”) and to deliver to the Administrative Agent (substantially concurrently with the incurrence of any such guaranty obligation pursuant to any Principal Credit Facility) the following items:

(i)          a certificate signed by an Authorized Individual of the Borrower making representations and warranties substantially to the effect of those contained in Sections 5.01(a), (b), (c) and (d), with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(ii)         a customary opinion of counsel for the Borrower addressed to the Administrative Agent and the Lenders reasonably satisfactory to the Required Lenders, substantially to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and subject to other usual and customary limitations and exceptions;

provided, that notwithstanding anything contained in this Section 6.01(s) to the contrary, the Borrower shall be under no obligation to require any such Subsidiary that becomes a party to a Principal Credit Facility to become a Subsidiary Guarantor in respect of this Agreement and the other Loan Documents to the extent (x) such Subsidiary’s obligations under all Principal Credit Facilities consist solely of direct borrowings with recourse only to such Subsidiary and (y) such Subsidiary does not guarantee or otherwise become liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of Indebtedness of Borrower or any other Subsidiary under any Principal Credit Facility.  The Lenders hereby authorize the Administrative Agent to discharge and release any Subsidiary Guarantor from any Subsidiary Guaranty upon the written request of the Borrower; provided that (I) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of each Principal Credit Facility and the Borrower so certifies to the Lenders in a certificate of an Authorized Individual, (II) at the time of such release and discharge, the Borrower shall deliver a certificate of an Authorized Individual to the Administrative Agent and the Lenders stating that no Default or Event of Default exists, and (III) if any fee or other form of consideration is given to the holders of Indebtedness of the Borrower for the purpose of such release, the Lenders shall receive equivalent consideration.

(t)          Obligations to Rank Pari Passu.  With respect to the Borrower only, cause the Obligations of the Borrower under this Agreement and the other Loan Documents to remain direct obligations of the Borrower ranking pari passu with all Indebtedness outstanding under any Principal Credit Facility and all other present and future unsecured Indebtedness (actual or contingent) of the Borrower which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Borrower.

SECTION 6.02          Negative Covenants.  Until all of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Aggregate Commitments terminated, the Borrower covenants and agrees that the Borrower will not, and will not cause or permit any of its Subsidiaries, to:

(a)          Liens, Etc.  Except as permitted in Section 6.02(c), create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties other than Permitted Liens.

(b)          Transactions with Affiliates.  Enter into any transaction (including the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except:

(i)          those existing on the Closing Date (and renewals thereof);

(ii)         to the extent required by Applicable Law or regulation;

(iii)        transactions expressly permitted under this Agreement;

(iv)        transactions solely between or among the Borrower and/or any of its Subsidiaries, in each case, which do not involve any other Affiliate;

(v)         employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers, Authorized Individuals and employees in the ordinary course of business;

(vi)        payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers, Authorized Individuals and employees of the Borrower and its Subsidiaries in the ordinary course of business;

(vii)       any transaction or series of related transactions with an aggregate value or payment of less than $1,000,000;

(viii)     upon fair and reasonable terms that are no less favorable to the Borrower or such Subsidiary than could reasonably be obtained on an arm’s-length basis from unrelated third parties or if no comparable transaction with an unrelated third party exists or could reasonably be expected to exist, on a basis that is fair to the Borrower or such Subsidiary from a financial point of view;

(ix)         the issuance or sale of Capital Stock; and

(x)   transactions otherwise permitted by a state regulatory agency with authority over the Borrower or Subsidiary of the Borrower.

(c)         Obligation to Ratably Secure.  Create or suffer to exist any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, the Borrower shall have (i) pursuant to documentation reasonably satisfactory to the Administrative Agent, equally and ratably secured the Obligations of the Borrower under this Agreement by a Lien acceptable to the Administrative Agent, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into a customary intercreditor agreement in form, scope and substance reasonably satisfactory to the Administrative Agent.

(d)         Mergers, Etc.  Other than in connection with the IIF Acquisition, merge or consolidate with or into any Person, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, any other Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower may merge or consolidate with and into the Borrower; provided that, in the case of this clause (ii), the Borrower is the surviving corporation; provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default would exist.

(e)          Sale of Assets, Etc.  Sell, transfer, lease, assign or otherwise convey or dispose of assets (whether now owned or hereafter acquired), in any single transaction or series of related transactions, having an aggregate book value in excess of 15% of the assets of the Borrower and its Subsidiaries, except for dispositions of capital assets in the ordinary course of business.

(f)       Restrictive Agreements.  Enter into any agreement prohibiting or restricting the ability of any of its Significant Subsidiaries to declare or pay dividends to the Borrower except for those existing on the Closing Date (including, for the avoidance of doubt, the SJG First Mortgage Indenture and any supplements from time to time thereto) and those required by Applicable Law; provided that the foregoing provisions shall not prohibit (a) the Borrower or any Subsidiary of the Borrower from entering into any debt instrument, (b) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business or (c) any obligations that are binding on a Subsidiary of the Borrower at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary of the Borrower.

(g)          New Business.  To the extent constituting an “Event of Default” (or term of similar import) under any SJI Note Purchase Agreement, enter into any business, in any material respect, which is not similar to the Borrower’s and its Subsidiaries’ business as of the Closing Date and businesses and activities reasonably related, incidental, complementary or ancillary thereto or a reasonable extension or expansion thereof.

(h)         Distributions.  Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock; provided:

(i)          any Subsidiary of the Borrower may pay dividends or make other distributions to the Borrower;

(ii)         the Borrower may pay distributions or dividends solely in Capital Stock of the Borrower;

(iii)        if no Event of Default exists or would result therefrom, the Borrower may pay distributions or dividends in either cash or Capital Stock of the Borrower or may redeem or otherwise acquire its Capital Stock;

(iv)       with respect to ETG or SJG, the Borrower may cause (a) the redemption of its Capital Stock having a preferred interest or (b) the acquisition of Capital Stock having a preferred interest of any trust created by the Borrower solely for the purpose of issuing preferred equity interests, the proceeds of which will be used by such trust to fund loans to the Borrower, only if, in each case, such redemption or acquisition is effected by the proceeds of Capital Stock issued by SJI; provided that before and after such redemption or acquisition as described above, no Default or Event of Default has occurred and is continuing;

(v)         the Borrower may pay any dividend or distribution permitted under this Section 6.02(h) within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment was then permitted under this Section 6.02(h); and

(vi)        the Borrower may pay Permitted Tax Distributions.

(i)           [Reserved].

(j)           Fiscal Year.  Cause its Fiscal Year to end on a date other than on or about December 31 of each calendar year, without the prior written consent of the Administrative Agent.

(k)        Use of Proceeds.  Request any Loan, or use the proceeds of any Loan, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions or (iii) in any manner that would result in the violation of Sanctions by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise.

SECTION 6.03           Reporting Requirements.

Until all of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Aggregate Commitments terminated, the Borrower covenants and agrees that the Borrower will provide to the Administrative Agent:

(a)         as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified by the chief financial officer, the treasurer or another Authorized Individual (with similar responsibility) of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such date and the results of operations of the Borrower and its consolidated Subsidiaries for the periods ended on such date, except for the absence of footnotes and normal year-end adjustments, all in accordance with GAAP consistently applied, together with a Compliance Certificate, in substantially the form of Exhibit G, of the chief financial officer, the treasurer or another Authorized Individual (with similar responsibility) of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(b)         as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the annual report for such fiscal year for the Borrower and its consolidated Subsidiaries, containing an audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for such fiscal year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, certified by, and accompanied by an opinion (which shall not be qualified in any material respect, except for any such qualification pertaining to the maturity of the loans made hereunder or occurring within twelve (12) months of the relevant audit or any breach or anticipated breach of any financial covenant) of, Deloitte & Touche LLP or such other independent public accountants of recognized national standing, together with a Compliance Certificate, in substantially the form of Exhibit G, of the chief financial officer, the treasurer or another Authorized Individual (with similar responsibility) of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(c)         promptly after the Borrower becomes aware of the occurrence of each Event of Default and each Default, a statement of the chief financial officer or other Authorized Individual of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(d)    promptly upon the Borrower obtaining knowledge of the following, the Borrower will give written notice to the Administrative Agent of any of the following: (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan of the Borrower under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any of its ERISA Affiliates of the PBGC’s intent to terminate any Pension Plan of the Borrower or to have a trustee appointed to administer any Pension Plan of the Borrower, (iii) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA and (iv) the Borrower or any of its ERISA Affiliates has filed or intends to file a notice of intent to terminate any Pension Plan of the Borrower under a distress termination within the meaning of Section 4041(c) of ERISA;

(e)          promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 5.01(e) or (B) for which the Administrative Agent or the Lenders will be entitled to indemnity under Section 9.05;

(f)          [Reserved].

(g)          promptly upon request, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, condition or operations, financial or otherwise, of the Borrower or any Subsidiary thereof as any Lender through the Administrative Agent may from time to time reasonably request; provided that neither the Borrower nor any of its Subsidiaries will be required to disclose, deliver or provide any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product;

(h)          from time to time and promptly upon each request, information with respect to the Borrower as a Lender may reasonably request in order to comply with the applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(i)   promptly, upon knowledge of any change in the Debt Rating of the Borrower, a certificate stating that the Debt Rating of the Borrower has changed with evidence of the new Debt Rating; and

(j)           promptly after an Authorized Individual of the Borrower becomes aware of any change in the information provided in any Beneficial Ownership Certification in relation to the Borrower that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, a written notice specifying any such change.

Documents and information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered if and when such information shall have been posted by the Borrower on an Intralinks or similar site to which the Administrative Agent has been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or another Internet website to which each Lender and the Administrative Agent have access.  Information required to be delivered pursuant to this Section 6.03 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder that have been approved by the Borrower in writing including via electronic transmission (collectively, “Informational Materials”) by posting the Informational Materials on SyndTrak Online or another similar electronic means and (b) certain prospective Lenders (“Public Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its Affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  Lenders will assume that all Informational Materials, other than publicly available Informational Materials filed pursuant to the Exchange Act or posted on the Borrower’s website, include MNPI.  The Borrower hereby agrees that in the event any Informational Materials will not contain MNPI, the Borrower will notify Administrative Agent in writing (except with respect to Informational Materials filed pursuant to the Exchange Act, or posted on the Borrower’s website, which shall be deemed public) and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Informational Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Informational Materials constitute Information, such Information shall be treated as set forth in Section 9.16 hereof).  Before distribution of any Informational Materials (a) to prospective Private Lenders, the Borrower shall provide the Administrative Agent with written authorization (including e-mail) authorizing the dissemination of the Informational Materials and (b) to prospective Public Lenders, the Borrower shall provide the Administrative Agent with written authorization (including e-mail) authorizing the dissemination of the Informational Materials and confirming, to the Borrower’s knowledge, the absence of MNPI therefrom.

SECTION 6.04           Financial Covenant.  Until all of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Aggregate Commitments terminated, SJI covenants and agrees that SJI will maintain at the end of each fiscal quarter a ratio of Indebtedness of SJI and its Subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01           Events of Default.  Each of the following events should they occur and be continuing with respect to the Borrower shall constitute an “Event of Default”:

(a)         The Borrower shall fail to pay (i) any amount of principal of any Loan made to the Borrower when the same becomes due and payable or (ii) any interest, fees or any other amount payable by the Borrower hereunder within five (5) Business Days of when the same becomes due and payable; or

(b)         Any representation or warranty made by or on behalf of the Borrower or any Subsidiary thereof in this Agreement, any Loan Document or by or on behalf of the Borrower or any Subsidiary thereof (or any of their officers) in connection with this Agreement, any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)         The Borrower shall fail (i) to perform or observe any term, covenant or agreement contained in Section 6.01(a), (c) or (h), Section 6.02, Section 6.03(c) or Section 6.04, or (ii) to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 7.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)        The Borrower or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred by the Borrower under this Agreement) thereof in the aggregate (for all such Persons) in excess of $50,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit (with or without the giving of notice, but without any further lapse of time) the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)         The Borrower or any Significant Subsidiary thereof shall (i) generally not pay its debts as such debts become due, or (ii) admit in writing its inability to pay its debts generally, or (iii) make a general assignment for the benefit of creditors, or (iv) any case or proceeding shall be commenced by or against the Borrower or any Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding commenced against it (but not commenced by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Borrower or any Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or the Borrower or any Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)          Any final judgments or orders for the payment of money in excess of $50,000,000 (in the aggregate) shall be rendered against the Borrower or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which execution shall not be effectively stayed, bonded or discharged pending appeal, or such judgment or order is not paid or otherwise discharged within forty-five (45) days after expiration of such stay; or

(g)         The obligations of the Borrower or any Subsidiary thereof under this Agreement or any other Loan Document shall become unenforceable, or the Borrower or any Subsidiary thereof, or any court or governmental or regulatory body having jurisdiction over the Borrower or any Subsidiary thereof, shall so assert in writing or the Borrower or any Subsidiary thereof shall contest in any manner the validity or enforceability thereof; or

(h)          The occurrence of a Termination Event with respect to the Borrower; or

(i)           A Change in Control shall occur.

SECTION 7.02          Upon an Event of Default.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower: (i) Declare the principal of and interest on the Loans made to the Borrower, the Term Loan Notes issued by the Borrower and the other Obligations of the Borrower (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent by the Borrower under this Agreement, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding, and (ii) terminate the obligation of each Lender to make any Loans to the Borrower and any right of the Borrower to request Loans hereunder; provided that upon the occurrence of an Event of Default specified in Section 7.01(e), the obligation of each Lender to make Loans to the Borrower shall be automatically terminated and all Obligations of the Borrower (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

SECTION 7.03           Rights and Remedies Cumulative; Non-Waiver; Etc.

The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.04 (subject to the terms of Section 2.16), (c) [reserved] or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

SECTION 8.01         Appointment and Authority.  Each of the Lenders hereby irrevocably designates and appoints KeyBank National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03         Exculpatory Provisions.  The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 7.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities created under this Agreement as well as activities as Administrative Agent.

SECTION 8.06          Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective on the Resignation Effective Date and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or continues to hold collateral security.

SECTION 8.07           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, joint book runners, lead manager, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09           Administrative Agent May File Proof of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.10           Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Aggregate Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.11            Erroneous Payments.

(a)          Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above.  Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(b)         Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)          In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.09 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)          Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from or at the direction of the Borrower for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)         Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Aggregate Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)          Nothing in this Section 8.11 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01          Amendments, Etc. Except as set forth below or as specifically provided in any Loan Document (including Section 2.12(e)), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided except as otherwise provided in Section 2.18, no such waiver and no such amendment, supplement or modification shall:

(a)          postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(b)          reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to the second proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (except that only the consent of the Required Lenders shall be necessary to any obligation of the Borrower to pay interest at the rate set forth in Section 2.10(c) during the continuance of an Event of Default);

(c)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;

(d)         amend, modify or waive any provision of this Section 9.01 or reduce the percentage specified in the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case, without the written consent of each Lender;

(e)          change Section 2.06, 2.07, 2.10(e), 2.16(a) or 9.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           waive any condition set forth in Section 4.01 without the written consent of each Lender;

(g)          except as otherwise provided in Section 6.01(s), discharge or release a Subsidiary Guarantor from a Subsidiary Guaranty without the written consent of each Lender;

provided, further, that (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 9.02(d), Section 9.20 or Article VIII hereof; (iv) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (vi) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.12(e) in accordance with Section 2.12(e).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitment of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

SECTION 9.02           Notices, Etc.

(a)         Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows:

The Borrower:

South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, NJ 08037
Attention: Steven R. Cocchi
E-mail: scocchi@sjindustries.com

With a copy to:

Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, PA 19103
Attention: David Kirchblum, Esq.
E-mail: dkirchblum@cozen.com

The Administrative Agent:

KeyBank National Association
127 Public Square
Cleveland, OH 44114-1306
Attention: Renee Bonnell, Senior Vice President
Telephone: 216-689-7729
E-mail: renee.bonnell@key.com and
Renewables.ProjectFinance@KeyBank.com

With a copy to:

KeyBank National Association
4900 Tiedeman Road
Cleveland, OH 44114
Mail Code: OH-01-49-0362
Attention: Dona Zimmerman, Lead Service Officer
Telephone: 208-364-8280
E-mail: dona_zimmerman@key.com

If to any Lender, to it at the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Any party hereto may change its address or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)          The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Informational Materials available to the other Lenders by posting the Informational Materials on the Platform.  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Informational Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Informational Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Informational Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 9.03           No Waiver; Remedies.  No failure on the part of the Administrative Agent or any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04            Set-off.

(a)         If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender or their respective Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)        The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.05            Indemnification; Exculpation and Consequential Damages.

(a)         The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable out-of-pocket expenses (and shall pay or reimburse any such Indemnitee for including the fees, charges and disbursements of any counsel for any Indemnitee but limited to one counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to all affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby by the Borrower, the performance by the Borrower and the other parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan to the Borrower as provided in Article III or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Environmental Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to the Borrower or any Subsidiary thereof, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans to the Borrower, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties that is directly involved in the transactions contemplated by this Agreement, (y) a material breach of the obligations of such Indemnitee under this Agreement or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an arranger or agent or any similar role under this Agreement or otherwise in connection with the credit facility provided hereunder) that does not arise out of any act or omission of the Borrower or any Related Party thereof.  Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent it is ultimately determined by a court of competent jurisdiction by final and nonappealable judgment that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(b)          To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time, or if the Aggregate Commitments have been reduced to zero, then based on such Lender’s Commitment Percentage immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.16.

(c)          To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), any Lender or any Related Party of any of the foregoing Persons (each such Person being called a “Lender Party”) on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Lender Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  In addition, and without limitation of the indemnity provided in this Section, the Administrative Agent and each Lender agree not to assert any claim against the Borrower on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby.

(d)          All amounts due under this Section 9.05 shall be payable promptly after demand therefor.  Nothing in this Section 9.05 is intended to limit the Borrower’s obligations contained in Article II.  Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 9.05 shall survive the payment in full of amounts payable pursuant to Article II and Article III and the termination of the Commitments.

SECTION 9.06           [Reserved].

SECTION 9.07           Costs, Expenses and Taxes.  The Borrower agrees to pay on demand (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and the Lenders (including, without limitation, reasonable and documented out of pocket fees and expenses of counsel thereto but limited to one counsel to the Administrative Agent and the Lenders (taken as a whole) and, if reasonably necessary, a single local counsel for the Administrative Agent and Lenders (taken as a whole) in each relevant jurisdiction), in connection with the syndication of the credit facility provided hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including, without limitation, reasonable and documented out of pocket fees and expenses of counsel thereto but limited to one counsel to the Administrative Agent and the Lenders (taken as a whole) and, if reasonably necessary, a single local counsel for the Administrative Agent and the Lenders (taken as a whole) in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.07, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  In addition, the Borrower shall pay any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Loans or any of such other documents, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense payment is sought based on each Lender’s Commitment Percentage at such time, or if the Aggregate Commitments have been reduced to zero, then based on such Lender’s Commitment Percentage immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.16.

SECTION 9.08           [Reserved].

SECTION 9.09           Benefit of Agreement.

(a)         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Notwithstanding anything to the contrary in the Loan Documents, on or prior to the Closing Date, no Lender may assign any of its rights or obligations under this Agreement without the prior written consent of the Borrower (which may be withheld in in its sole discretion). Subject to the foregoing sentence, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and in integral multiples of $500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii)          Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)         Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day; provided, further, that, notwithstanding the foregoing, the consent of the Borrower shall be required in all cases where the assignee is JPMorgan or any of its affiliates; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)         No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)       In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.17, 2.21, 9.05 and 9.07 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a Person specified in paragraph (b)(vi) of this Section or the Borrower or any of its Subsidiaries or Affiliates, which shall be null and void).

(c)          Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 9.05 and 9.07 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.01 that directly affects such Participant and could not be effected by a vote of the Required Lenders.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.17 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  No Participant shall be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender.

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.10     Severability.  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 9.11           Governing Law.  This agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

SECTION 9.12           Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 9.13            Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)          agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, and submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such State court or, to the fullest extent permitted by Applicable Law, in such federal court;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Section 9.13 shall not be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION 9.14            Acknowledgments.  The Borrower hereby acknowledges:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and other Loan Documents;

(b)          neither the Administrative Agent nor any Lender has a fiduciary relationship to the Borrower, and the relationship between the Administrative Agent and any Lender, on the one hand, and the Borrower on the other hand, is solely that of debtor and creditor;

(c)          no joint venture exists between the Borrower and the Administrative Agent or any Lender; and

(d)        that the Lenders hereby notify the Borrower that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15          Waivers of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.  THIS SECTION 9.15 SHALL NOT BE CONSTRUED TO CONFER A BENEFIT UPON, OR GRANT A RIGHT OR PRIVILEGE TO, ANY PERSON OTHER THAN THE PARTIES HERETO.

SECTION 9.16           Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) with respect to the Borrower, its Subsidiaries and the transactions related thereto, and all copies thereof, extracts therefrom and analyses or other materials based thereon, and to use such Information only for purposes of this Agreement, the Loan Documents and the transactions contemplated hereby and thereby, or for any other reason relating to this Agreement, except that Information with respect to the Borrower may be disclosed (a) to its Related Parties who need to know such information for the purpose of evaluating, negotiating or entering into transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or any legal, judicial, administrative or other compulsory process based on the advice of counsel (including internal counsel) (in which case the disclosing Person agrees, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority over such Person), to the extent practicable and not prohibited by Applicable Law, to inform the Borrower promptly thereof prior to disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing obligations binding on the receiving Person substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its Related Parties) to any swap derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (including credit insurance providers and brokers), (g) with the consent of the Borrower, (h) to bank market data collectors (including Thomson Reuters) and other similar bank trade publications, deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section (or a breach by any Person to whom Information may be disclosed pursuant to clause (a) above, as if this Section were binding on such Person) or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and such source is not known by the Person receiving such Information to be in violation of this Section or subject to other contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Related Parties, (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliate or (k) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement.  For purposes of this Section, “Information” means all non-public information received from or on behalf of the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or any of their respective businesses.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders and Participants shall promptly notify the Borrower of its receipt of any subpoena or similar process or authority, unless prohibited therefrom by the issuing Person.

SECTION 9.17           Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or any Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.18          Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of any collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations of the Borrower or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 9.19           No Advisory or Fiduciary Responsibility.

(a)          In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Arranger and the Lenders on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Administrative Agent, the Arranger, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

(b)          The Borrower acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, the Borrower or any of its Affiliates or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under this Agreement) and without any duty to account therefor to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement or otherwise without having to account for the same to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.

SECTION 9.20         Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21         Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.22            Acknowledgement and Consent to IIF Acquisition.

Notwithstanding anything to the contrary in this Agreement (including, without limitation, any provision in Article VI), the Administrative Agent and each of the Lenders (i) acknowledge that the Borrower has entered into that certain Agreement and Plan of Merger, dated as of February 23, 2022, among NJ Boardwalk Holdings, LLC, and Boardwalk Merger Sub, Inc., (ii) expressly consent to the consummation of the transactions contemplated thereunder by the Borrower and its Subsidiaries, and (iii) agree that all such transactions shall not be prohibited, and the Administrative Agent and each Lender hereby waive any provision which would otherwise restrict such transactions under this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOUTH JERSEY INDUSTRIES, INC.,
as the Borrower

By:	/s/ Steven Cocchi
Name: Steven Cocchi
Title: Chief Financial Officer

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:	/s/ Renee M. Bonnell
Name: Renee M. Bonnell
Title: Senior Vice President

Signature Page to Credit Agreement